                                                                      Exhibit 5B

                                   EXHIBIT E
                          THE EXPEDITION EQUITY FUND


     For all services rendered by Adviser hereunder. The Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .75% of 1% of the average daily net assets of the Fund.

     The fee shall be accrued daily at the rate of 1/365th of .75% of 1% applied to the daily net assets of the Fund.

     The advisory fee so accrued shall be paid to Adviser daily.

     Witness the due execution hereof this 1st day of June, 1997.


Attest:  illegible signature
       ----------------------       Compass Bank

                                  /s/ Jan Koening
                                ---------------------------------------------

Attest:   /s/ Donna M. Rafa                   The Expedition Funds
        ---------------------

                                  /s/ Kevin Robins
                                ---------------------------------------------